EXHIBIT 23.18

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our reports dated February 7, 2003 (except as to Note 8(b) which is as of March 19, 2003 and Note 9 which is as of September 15, 2003), accompanying the financial statements and schedules of First Trimark Ventures Inc., and dated February 12, 2003 (except as to Note 9 which is as of March 19, 2003 and Note 10 which is as of November 24, 2003), accompanying the financial statements and schedules of CRS Copper Resources Corp. contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Vancouver, BC	CHARTERED ACCOUNTANTS
January 20, 2004